UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14-A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STANDARD MOTOR PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

April 15, 2014

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Standard Motor Products, Inc. to be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on Thursday, May 15, 2014 at 4:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to: (a) elect ten directors; (b) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our 2014 fiscal year; and (c) consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers.

The formal notice of the Annual Meeting, the Proxy Statement and the Proxy Card are enclosed. We have also enclosed a copy of our Annual Report to Stockholders, which includes our Form 10-K for our 2013 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and invites you to attend the Annual Meeting in person. It is important, however, that your shares be represented at the Annual Meeting, and for that reason, we ask that whether or not you expect to attend the Annual Meeting, you take a moment to complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope, or to transmit your voting instructions via the Internet or by telephone. Unless you provide specific instructions as to how to vote, brokers may not vote your shares in connection with the election of directors or the advisory vote on the compensation of our named executive officers.

On behalf of the Board of Directors, I would like to thank you for your continued support of the Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence I. Sills
Chairman of the Board and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2014—this Proxy Statement and the Annual Report are available at www.smpcorp.com under “Investor Relations—Financial Reporting—Proxy Statements” and “—Annual Reports.”

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2014

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on Thursday, May 15, 2014 at 4:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:

1.	To elect ten directors of the Company, all of whom shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 4, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, please vote your shares by using the Internet or telephone to transmit your voting instructions, or by completing, signing and dating the enclosed proxy, which is solicited by the Board of Directors of the Company, and return the proxy in the pre-addressed envelope, to which no postage need be affixed if mailed within the United States.

By Order of the Board of Directors

Carmine J. Broccole
Vice President General Counsel
and Secretary

Long Island City, New York
April 15, 2014

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2014

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Motor Products, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on May 15, 2014 or at any adjournment thereof. Proxy material is first being mailed on or about April 15, 2014.

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Information as to Voting Securities

The close of business on April 4, 2014 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and entitled to vote at, the Annual Meeting. The total number of shares of Common Stock outstanding and entitled to vote on April 4, 2014 was 23,399,105. Holders of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date.

In order to conduct business at the Annual Meeting, our By-laws require the presence in person or by proxy of stockholders holding a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the matters presented at the Annual Meeting. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies received by us but voted as “Withheld,” abstentions and broker non-votes will be included in the calculation of the number of shares considered in determining whether or not a quorum exists. Broker non-votes are shares that are held in “street name” by a bank, brokerage firm or other holder of record that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “routine matters,” but will not be allowed to vote your shares with respect to certain “non-routine matters.” The ratification of KPMG LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a routine matter under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. However, the election of directors (Proposal No. 1) and the advisory resolution to approve the compensation of our named executive officers (Proposal No. 3) are “non-routine matters.” Your broker will not be able to vote your shares with respect to these non-routine matters if you have not provided instructions to your broker, and those votes will be counted as broker non-votes. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. We strongly encourage you to exercise your right to vote as a stockholder.

Voting and Revocation of Proxies

You can vote your shares by completing and returning a proxy card, by voting in person or by using the Internet or telephone to transmit your voting instructions.

To Vote by Mail: Complete, sign, date and return your proxy card in the pre-addressed envelope, to which no postage need be affixed if mailed within the United States. The persons named in the proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received by the time of the Annual Meeting.

To Vote in Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

To Vote by Internet: Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the website.

To Vote by Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you do not need to return your proxy card.

If you hold your shares in “street name,” you will receive instructions from the holder of record that you must follow in order to have your shares voted. The instructions from the holder of record will indicate if Internet and telephone voting are available, and if they are available, will provide details as to how to vote by such means.

With respect to the election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees. With respect to Proposals No. 2 and 3, stockholders may vote For or Against the proposal or Abstain from voting with respect to the proposal. Stockholders should specify their choices when voting their shares. In the absence of specific instructions, proxies so received will be voted: (1) “FOR” the election of all of the named nominees to the Company’s Board of Directors; (2) “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm; (3) “FOR” the advisory resolution approving the compensation of our named executive officers; and (4) in accordance with the best judgment of the individuals named as proxies on any other matters properly brought before the meeting.

Proxies are revocable at any time before they are exercised. Whether you voted by mail, via the Internet or by telephone, you may revoke your proxy before it is exercised by (a) completing and returning a timely and later-dated proxy card (with the same or other instructions) or using the Internet or telephone to timely transmit your later voting instructions, (b) appearing at the Annual Meeting and voting in person, or (c) notifying Carmine J. Broccole, Secretary of the Company, that the proxy is revoked via fax at 718-784-3284, or via mail to 37-18 Northern Blvd., Long Island City, NY 11101, or via email at financial@smpcorp.com.

If you hold shares in “street name,” you must contact the holder of record to revoke any prior voting instructions.

Votes Required

Nominees receiving a plurality of the votes cast will be elected as directors. Approval of each of Proposals No. 2 and 3 requires that the votes cast in favor of the respective proposal exceed the number of votes cast against the proposal. However, with respect to Proposal No. 3 because your vote is advisory, it will not be binding on the Board or the Company, but the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Only those votes cast “FOR” or “AGAINST” a proposal are used in determining the results of a vote. An abstention or a broker non-vote shall not constitute a vote cast.

Method and Expense of Proxy Solicitation

The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by employees of the Company at nominal cost.

The Company does not expect to pay compensation for any solicitation of proxies, but may pay brokers and other persons holding shares in their names, or in the name of nominees, their out-of-pocket and reasonable clerical expenses for sending proxy material to beneficial owners for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, ten directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless individual stockholders specify otherwise, each proxy will be voted “FOR” the election to the Board of Directors of the ten nominees named below, all of whom are currently directors of the Company.

Information Regarding Nominees

The following paragraphs provide information, as of the date of this Proxy Statement, about each nominee. The information includes each director’s age, all positions they hold, their principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which they currently serve as a director or for which they have served as a director at any time during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

Name of Director	Position with the Company	Age	Director Since
Lawrence I. Sills	Chairman of the Board and Chief Executive Officer	74	1986
William H. Turner(1)(2)	Presiding Independent Director	74	1990
Pamela Forbes Lieberman(1)(5)(6)	Director	60	2007
Joseph W. McDonnell(1)	Director	62	2012
Alisa C. Norris(1)(5)	Director	44	2012
Arthur S. Sills	Director	70	1995
Peter J. Sills	Director	67	2004
Frederick D. Sturdivant(1)(5)(6)	Director	76	2001
Richard S. Ward(1)(4)	Director	73	2004
Roger M. Widmann(1)(3)(5)	Director	74	2005

(1)	Member of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee.

(2)	Chairman of the Audit Committee.

(3)	Chairman of the Compensation and Management Development Committee.

(4)	Chairman of the Nominating and Corporate Governance Committee.

(5)	Member of the Strategic Planning Committee.

(6)	Co-Chairperson of the Strategic Planning Committee.

Lawrence I. Sills has served as our Chairman of the Board and Chief Executive Officer since December 2000 and has been a director of the Company since 1986. From 1986 to 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, he served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, each a director of the Company, and is the father of Eric Sills, our Vice President Global Operations. Mr. Sills holds an MBA from Harvard Business School and a BA from Dartmouth College.

We believe Mr. Sills’ qualifications to serve as a director and our Chairman of the Board include his wealth of experience and the business understanding that Mr. Sills has obtained from over 40 years of working in various capacities at the Company and in the automotive industry. Mr. Sills’ knowledge of all aspects of the Company’s business and its history, position him well to serve as our Chairman and Chief Executive Officer. In addition, we believe Mr. Sills’ qualifications to sit on our Board include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

William H. Turner has served as our Presiding Independent Director since January 2006 and as a director of the Company since May 1990. He also serves as a director of Ameriprise Financial, Inc. and Volt Information Sciences, Inc. Formerly, Mr. Turner served as a director of Franklin Electronic Publishers, Inc. and New Jersey Resources Corporation. Since 1985, he has served as the Chairman of the International College, Beirut, Lebanon and, from June 2008 to January 2010, as Acting Dean of the Business School at Montclair State University. From 2004 to 2008, Mr. Turner was the Dean of the College of Business at Stony Brook University. Mr. Turner served as the Senior Partner of Summus Ltd., a consulting firm, from 2002 to 2004. From 1997 to 2002, he served in various capacities at PNC Bank NJ, including President, Chief Executive Officer and Chairman Northeast Region. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from 1996 to 1997. Prior to that time, he was the Vice Chairman of Chase Manhattan Bank and its predecessor, Chemical Banking Corporation. Mr. Turner completed the Advanced Management Program from Harvard Business School, and he holds an MBA from New York University and a BA from Trinity College.

We believe Mr. Turner’s qualifications to serve as a director and our Presiding Independent Director include his extensive executive leadership and financial and managerial experience. His service as Chief Executive Officer and Vice Chairman at several banking institutions make him a valuable asset to our Board, and has provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at other large corporations, as well as the deep understanding of our Company that he has acquired in two decades of service on our Board, make him a valuable advisor.

Pamela Forbes Lieberman has served as a director of the Company since August 2007. Ms. Forbes Lieberman also serves as a director of A.M. Castle & Co. and VWR Funding, Inc. From March 2006 to August 2006, Ms. Forbes Lieberman served as the interim Chief Operating Officer of Entertainment Resource, Inc. Prior to such time, Ms. Forbes Lieberman also served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) and as TruServ’s Chief Operating Officer and Chief Financial Officer. Prior to such time, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc. and served as an automotive industry consultant. Ms. Forbes Lieberman, a Certified Public Accountant, began her career at PricewaterhouseCoopers LLP. Ms. Forbes Lieberman holds an MBA from Kellogg School of Management, Northwestern University, and a BS from the University of Illinois.

We believe Ms. Forbes Lieberman’s qualifications to serve as a director include her years of executive experience, including serving as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for distribution and automotive companies. She brings demonstrated management ability at senior levels to the Board and insights into the operational requirements of a large company. In addition, her knowledge of public and financial accounting matters, logistics, and business strategy provides valuable insight to our Board.

Joseph W. McDonnell has served as a director of the Company since October 2012. Mr. McDonnell also serves as the Dean of the College of Management and Human Service at the University of Southern Maine, which includes the Schools of Business, Education, Social Work and Public Service. Mr. McDonnell previously served as the Interim Dean of the College of Business at Stony Brook University and was the President and Chief Executive Officer of the New York International Commerce Group, Inc., which provides services for companies doing business in China. Mr. McDonnell holds an Executive Program Certificate from Harvard Business School, a PhD in Communications from the University of Southern California, and an MA and BA from Stony Brook University.

We believe Mr. McDonnell’s qualifications to serve as a director include his significant experience in academics focusing on business administration and the development of management-level personnel, as well as the various leadership positions he held at foreign and domestic companies prior to becoming an academic administrator. His expertise in doing business in China and in consulting management on various strategic initiatives provides valuable insight to our Board.

Alisa C. Norris has served as a director of the Company since October 2012. Ms. Norris also serves as the Chief Marketing Officer of R.R. Donnelley & Sons Company, a global provider of communications solutions. Prior to joining R.R. Donnelley in April 2013, Ms. Norris served as the Chief People Officer of Opera Solutions, LLC, a predictive analytics company, where she was responsible for human capital development and management. Ms. Norris was a founding member of Opera Solutions, and served as a Principal from its founding until she assumed the position of Chief People Officer. Prior to Opera Solutions, Ms. Norris served as a Senior Vice President and was a founding member of Zeborg, Inc., and as a strategy consultant for A.T. Kearney and Mitchell Madison Group. Ms. Norris holds an MBA from Harvard Business School and a BA from Trinity College, where she was Phi Beta Kappa.

We believe Ms. Norris’ qualifications to serve as a director include her significant experience in defining and implementing corporate governance structures and growth strategies, and in developing and managing operational resources. Her experience of more than 15 years of providing consulting services to financial services, information technology and media, and office technology firms makes her a valuable advisor to our Board.

Arthur S. Sills has served as a director of the Company since October 1995. Mr. Sills was an educator and administrator in the Massachusetts school districts for 30 years prior to his retirement in 2000. Mr. Sills is the brother of Lawrence I. Sills and Peter J. Sills, and is the uncle of Eric Sills. Mr. Sills holds an MEd from Hampton University and a BA from Colby College.

We believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, his more than 15 years of experience as a director, his knowledge of the Company acquired over many years, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

Peter J. Sills has served as a director of the Company since July 2004 and from December 2000 to May 2004. Mr. Sills is a writer and an attorney. Mr. Sills is the brother of Arthur S. Sills and Lawrence I. Sills, and is the uncle of Eric Sills. Mr. Sills holds a JD from Benjamin N. Cardozo School of Law and a BA from Trinity College.

We believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, his knowledge and experience with the Company, which he acquired over many years, his legal background, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

Frederick D. Sturdivant has served as a director of the Company since December 2001. Mr. Sturdivant is a director of Dennen Steel, an independent consultant, and serves as an Adjunct Professor at the Warrington College of Business at the University of Florida. From 2000 to 2002, Mr. Sturdivant was Chairman of Reinventures LLC. From 1998 to 2000, he was Executive Managing Director of Navigant Consulting. From 1996 to 1998, he was President of Index Research and Advisory Services, a subsidiary of Computer Sciences Corporation. Previously, he served as a director of Fel-Pro, Inc., State Savings Bank, Columbus, and The Progressive Corporation. Mr. Sturdivant holds a PhD from Northwestern University, an MBA from the University of Oregon, and a BS from San Jose State. After completing his PhD at Northwestern University, Mr. Sturdivant held professorships at the University of Southern California, the University of Texas at Austin, the Harvard Business School, and an endowed chair at Ohio State University.

We believe Mr. Sturdivant’s qualifications to serve as a director include his years of experience providing strategic advisory services to complex organizations in the areas of corporate strategy, marketing, management, information technology, distribution and environmental analysis. His knowledge of corporate strategy development and his organizational acumen provide valuable insight to our Board.

Richard S. Ward has served as a director of the Company since July 2004. Mr. Ward also serves as a member of the University of Virginia School of Law Business Advisory Council, the American Law Institute, the Association of General Counsel, and the Board of Trustees (Executive Committee) of the International College, Beirut, Lebanon. Mr. Ward is a private investor and legal consultant. In 2000, Mr. Ward served as Chairman of the Large, Complex Case Committee of the American Arbitration Association. From 1969 to 1998, he served in various legal and managerial capacities at ITT Corporation, including Executive Vice President, General Counsel and Corporate Secretary, and as a member of the ITT Management Committee. Previously, he served on the Boards of the American Arbitration Association, STC plc, a British telecommunications company, ITT Sheraton Corporation, First State Insurance Company, Boeing Industrial Technology Group Corporation, and Caesars World, Inc. Mr. Ward completed the Finance for Senior Executives program at Harvard Business School and holds an LLB from University of Virginia School of Law and a BSME from Yale University. Mr. Ward is a member of the Bars of New York and Virginia, and is admitted to practice before the U.S. Court of International Trade and the U.S. Court of Appeals for the Federal Circuit.

We believe Mr. Ward’s qualifications to serve as a director include his experience as an executive officer of an international engineering and manufacturing company, and his legal and corporate governance expertise. His knowledge of the complex legal and governance issues facing multi-national companies and his understanding of what makes businesses work effectively and efficiently provide valuable insight to our Board.

Roger M. Widmann has served as a director of the Company since May 2005. Mr. Widmann also serves as Chairman of Cedar Realty Trust, Inc., Chairman of Keystone National Group, a private equity fund of funds, and a Vice Chair of Oxfam America. He is a senior moderator of the Aspen Seminar at The Aspen Institute and the Liberty Fellowship (South Carolina), and a senior mentor of the Henry Crown Fellowship Program. Previously, Mr. Widmann served from 2007 to 2011 as a director of GigaBeam Corporation, a telecommunications company, and before that time as a director and, most recently, as Chairman of the Board of Lydall, Inc., a manufacturing company, as a principal of Tanner & Co., Inc., an investment banking firm, and as the Senior Managing Director of Chemical Securities Inc. (now JPMorgan Chase Corporation). Mr. Widmann holds a JD from the Columbia Law School and an AB from Brown University.

We believe Mr. Widmann’s qualifications to serve as a director include his approximately 30 years experience in leading a manufacturing corporation as a director and Chairman and his experience as a principal of an investment banking firm. His demonstrated leadership capability and his extensive knowledge of complex financial and operational issues provide our Board with greater insight into the concerns of stockholders, investors, analysts and those in the financial community. The depth and breadth of his experience at such companies makes him a valuable advisor to our Board.

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

PROPOSAL 2
RATIFICATION OF KPMG LLP

The Audit Committee of our Board of Directors plans to appoint KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2014 fiscal year. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking stockholders to ratify the appointment of KPMG. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Representatives of KPMG are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote “FOR” the ratification of KPMG as the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG in the fiscal years ended December 31, 2013 and 2012.

	2013	2012
Audit fees	$1,275,400	$1,037,000
Audit-related fees(1)	136,000	99,000
Tax fees(2)	395,400	323,000
All other fees	─	─
Total	$1,806,800	$1,459,000

(1)	Audit-related fees consist principally of audits of financial statements of certain employee benefit plans.

(2)	Tax fees consist primarily of U.S. and international tax compliance and planning.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of the Company’s independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to the Company’s independent auditors described above were for services pre-approved by the Audit Committee.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

 SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enable our stockholders to vote, on an advisory (non-binding) basis, at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (referred to as a “say-on-pay” vote). The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Board values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions as it deems appropriate.

As described more fully in the “Compensation Discussion and Analysis” section, beginning on page 25 of this Proxy Statement, our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value, while striving to avoid the use of highly leveraged incentives that may encourage overly risky short-term behavior on the part of executives. We believe that our executive compensation program is reasonable and competitive and focused on pay for performance principles.

Our Compensation and Management Development Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers. We utilize a combination of base pay, annual incentives and long-term incentives. While we have generally targeted base pay to be in the median to 75% range, and each other component of executive compensation to be at or near the median range of similar-type compensation for our peer group, actual compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both corporate and individual. The annual incentive payout is based both on company-wide operating financial performance (our EVA bonus) as well as individual performance goals (our MBO or management by objective bonus), and it is limited to an annual payout of 200% of the target opportunity. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the Company’s long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the fiscal year 2013 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s fiscal year 2013 results and achievement of the objectives of our executive compensation program.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include stock ownership guidelines, limited perquisites, use of tally sheets, and a claw back policy.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following non-binding resolution:

“RESOLVED, that the stockholders hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and the other compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for 2013 and other related tables and accompanying narrative).”

 The Board of Directors recommends a vote “FOR” the approval of the non-binding, advisory resolution approving the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 4, 2014 by:

•	each person known by the Company to own beneficially more than five percent of the Company’s Common Stock;

•	each director and nominee for director of the Company;

•	our principal executive officer, principal financial officer, and each of our three other most highly compensated executive officers named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percentage of Class
Royce & Associates, LLC	2,927,580	(2)	12.5%
745 Fifth Avenue
New York, NY 10151
BlackRock, Inc.	1,757,739	(3)	7.5%
40 East 52nd Street
New York, NY 10022
FMR LLC	1,553,801	(4)	6.6%
245 Summer Street
Boston, MA 02210
Dimensional Fund Advisors LP	1,504,322	(5)	6.4%
Palisades West, Bldg. One
6300 Bee Cave Road
Austin, TX 78746
Peter J. Sills	1,297,645	(6)	5.5%
Arthur S. Sills	1,295,942	(7)	5.5%
Lawrence I. Sills	746,984	(8)	3.2%
Eric Sills	156,623		*
Richard S. Ward	64,113	(9)	*
William H. Turner	64,073		*
Roger M. Widmann	53,230		*
James J. Burke	52,629		*
Pamela Forbes Lieberman	45,702		*
Dale Burks	39,246		*
John P. Gethin	36,653		*
Frederick D. Sturdivant	29,049		*
Joseph W. McDonnell	5,243		*
Alisa C. Norris	5,243		*
Directors and Officers as a group (19 persons)	3,129,884	(10)	13.4%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1)	Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 23,411,105 which is the number shares of Common Stock outstanding as of April 4, 2014, plus that number of additional shares, if any, which may be acquired through the exercise of options within 60 days of April 4, 2014. Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 4, 2014 are deemed outstanding. Except as indicated in the footnotes to this table, the stockholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York.

In footnotes 6 and 7, where more than one director of our company is a co-director of a foundation, and shares voting power and investment power with another director with respect to a certain number of shares, such shares are counted as being beneficially owned by each director who shares such voting power and investment power. However, in computing the aggregate number of shares owned by directors and officers as a group, these same shares are only counted once.

(2)	The information for Royce & Associates, LLC and certain of its affiliates (“Royce”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 31, 2014, wherein Royce states that it beneficially owns an aggregate of 2,927,580 shares of our Common Stock; Royce states that it has sole voting power and has sole investment power for all such shares.

(3)	The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 30, 2014, wherein BlackRock states that it beneficially owns an aggregate of 1,757,739 shares of our Common Stock; BlackRock states that it has sole voting power for 1,706,083 shares and has sole investment power for 1,757,739 shares.

(4)	The information for FMR LLC and certain of its affiliates (“FMR”) is based solely on its Schedule 13G filed with the SEC on February 14, 2014, wherein FMR states that it beneficially owns an aggregate of 1,553,801 shares of our Common Stock; FMR states that it has sole voting power for 220 shares and has sole investment power for 1,553,801 shares.

(5)	The information for Dimensional Fund Advisors LP and certain of its affiliates (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 10, 2014, wherein Dimensional states that it beneficially owns an aggregate of 1,504,322 shares of our Common Stock; Dimensional states that it has sole voting power for 1,455,491 shares and has sole investment power for 1,504,322 shares.

(6)	Includes 894,932 shares of Common Stock held by the Sills Family Foundation, Inc., of which Peter J. Sills is a director and officer and with respect to which he shares voting and investment power with, among others, Arthur S. Sills. In his capacity as a director of the foundation, Peter J. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(7)	Includes 894,932 shares of Common Stock held by the Sills Family Foundation, Inc., of which Arthur S. Sills is a director and officer and with respect to which he shares voting and investment power with, among others, Peter J. Sills. In his capacity as a director of the foundation, Arthur S. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(8)	Includes 2,812 shares of Common Stock owned by Mr. Sills’ wife. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(9)	Includes options to purchase 2,000 shares of Common Stock.

(10)	Includes options to purchase 2,000 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership of the Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors, and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from our directors and executive officers that no other reports were required during the fiscal year ended December 31, 2013, the Company believes that all Section 16(a) reports required to have been filed by the Company’s directors and executive officers during 2013 were timely filed.

CORPORATE GOVERNANCE

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its stockholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. In particular:

•	The Board has adopted Corporate Governance Guidelines;

•	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	A majority of the Board and all members of each Board Committee are independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;

•	The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

•	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);

•	The Company has a Corporate Code of Ethics that applies to all Company employees, officers and directors and a Whistleblower Policy with an independent third party hotline available to any employee, supplier, customer, stockholder or other interested third party; and

•	The Company has established stock ownership guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at www.smpcorp.com under “Investor Relations─Governance Documents.” Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee, and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any stockholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2013, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was six. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2013.

The Company requires all Board members to attend its Annual Meeting of Stockholders. All directors were present at the 2013 Annual Meeting of Stockholders held on May 16, 2013.

The Board currently has four standing committees: (1) an Audit Committee; (2) a Compensation and Management Development Committee; (3) a Nominating and Corporate Governance Committee; and (4) a Strategic Planning Committee. The members of each Committee (other than the Strategic Planning Committee) consist of all of our independent directors: William H. Turner (Chairman of the Audit Committee and Presiding Independent Director); Pamela Forbes Lieberman; Joseph W. McDonnell; Alisa C. Norris; Frederick D. Sturdivant; Richard S. Ward (Chairman of the Nominating and Corporate Governance Committee); and Roger M. Widmann (Chairman of the Compensation and Management Development Committee). The members of our Strategic Planning Committee consist of the following independent directors: Pamela Forbes Lieberman (Co-Chairperson); Alisa C. Norris; Frederick D. Sturdivant (Co-Chairperson); and Roger M. Widmann.

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by the independent auditors to the Company; (4) reviewing the independent auditors’ management letter with comments on the Company’s internal accounting control; and (5) reviewing management policies relating to risk assessment and risk management. The Audit Committee held four meetings in 2013.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that William H. Turner (the Audit Committee’s Chairman) and Pamela Forbes Lieberman meet the Securities and Exchange Commission’s criteria for an “audit committee financial expert.”

Compensation and Management Development Committee

The Compensation and Management Development Committee’s functions are to: (1) approve the compensation packages of the Company’s officers; (2) administer the Company’s equity incentive plans and other benefit plans; (3) review the Company’s overall compensation policies and practices, including compensation-related risk assessments; (4) review the performance, training and development of Company management in achieving corporate goals and objectives; and (5) oversee the Company’s management succession planning. The Compensation and Management Development Committee held three meetings in 2013.

The Compensation and Management Development Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Committee may, at its discretion, solicit the input of our executive officers (including our Chief Executive Officer) or any independent consultant or advisor in satisfying its responsibilities. The Committee may also, at its discretion, form and delegate authority to subcommittees, or it may delegate authority to one or more designated members of the Board or to our executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions are to assist the Board in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including:

•	the identification and recommendation to the Board of individuals qualified to become or continue as directors;

•	the continuous improvement in corporate governance policies and practices;

•	the annual self-assessment of the performance of the Board and each Committee of the Board;

•	the recommendation of members for each committee of the Board; and

•	the compensation arrangements for members of the Board.

The Nominating and Corporate Governance Committee held four meetings in 2013. The Nominating and Corporate Governance Committee has the exclusive authority and responsibility to determine all aspects of director compensation. The Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making nominations, the Nominating and Corporate Governance Committee seeks candidates who possess: (1) the highest level of integrity and ethical character; (2) a strong personal and professional reputation; (3) sound judgment; (4) financial literacy; (5) independence; (6) significant experience and proven superior performance in professional endeavors; (7) an appreciation for Board and team performance; (8) the commitment to devote the time necessary for Board activities; (9) skills in areas that will benefit the Board; and (10) the ability to make a long-term commitment to serve on the Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Committee reviews each candidate’s qualifications, taking into account diversity in professional experience, skills and background, as well as racial and gender diversity, to determine whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Committee recommends the candidate for consideration by the Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. For stockholder candidates to be considered, written notice of such stockholder recommendation (a) must be provided to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting, and (b) must contain the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock. Both stockholder-proposed candidates and other candidates identified and evaluated by the Nominating and Corporate Governance Committee must comply with the above procedure and meet the qualifications for directors, as outlined in the charter of the Committee and the By-laws of the Company. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Strategic Planning Committee

The Strategic Planning Committee’s functions are to assist the Board in discharging and performing its oversight role regarding the Company’s long-term strategic planning and to give guidance to management in creating the Company’s long-term strategic plans. The Committee held three meetings in 2013.

In fulfilling its role, the Committee shall, among other things, (1) assist in the development, adoption, and modification of the Company’s current and future strategy; (2) review and assess external developments and other factors affecting the automotive aftermarket and their impact on the Company’s strategy; (3) review and assess the Company’s core competencies with regard to expanding their implementation in attractive markets beyond the automobile aftermarket; and (4) review and advise the Board and management on corporate development and growth initiatives, including acquisitions, joint ventures and strategic alliances.

Board Leadership Structure

The business of the Company is managed under the direction of the Company’s Board in the interest of the stockholders. The Board delegates its authority to senior management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

 The Company believes the positions of Chairman and Chief Executive Officer should be held by the same person. Lawrence I. Sills has been our Chairman and Chief Executive Officer since 2000. He has been employed by the Company for over 40 years and represents the third generation of the Sills family, which established the Company in 1919. As such, the Board believes that he is uniquely qualified through his experience and expertise to be the Chairman of the Board. The Board also believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is best for our Company and its stockholders. The combined roles of Chairman and Chief Executive Officer provide a greater ability to navigate through special interests – the demands of our Board and stockholders as well as the needs of our customers, business partners and other stakeholders.

Our Chairman provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities. In conjunction with our Presiding Independent Director, the Chairman sets the Board’s agendas with Board and management input, facilitates communication among directors, works with the Presiding Independent Director to provide an appropriate information flow to the Board, and presides at meetings of the Board and stockholders.

In addition, the Board believes that the use of a Presiding Independent Director (currently William H. Turner) provides independent oversight of management substantively no different from that, which would be provided by separating the offices of Chairman and Chief Executive Officer. The Presiding Independent Director approves Board agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as the quality, quantity and timeliness of information sent to the Board. The Presiding Independent Director also serves as the principal liaison between the Chairman and the independent directors and presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. The Presiding Independent Director has the authority to call meetings of the independent directors and retain outside counsel and other advisors to the extent necessary in the conduct of his duties and responsibilities. The Presiding Independent Director is expected to foster a cohesive Board that cooperates with the Chief Executive Officer towards the ultimate goal of creating stockholder value. The Presiding Independent Director is nominated by the Nominating and Corporate Governance Committee and approved by the Board every year, but a director may serve for one or more terms as Presiding Independent Director at the discretion of the Nominating and Corporate Governance Committee. A copy of the charter of the Presiding Independent Director can be viewed at www.smpcorp.com under “Investor Relations─Governance Documents.”

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company. In addition, the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as to consider what level of risk is appropriate for the Company.

The involvement of the Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition to setting compensation, the Compensation and Management Development Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.

Communications to the Board

Stockholders and other interested parties may communicate with the Board or individual directors, including the Presiding Independent Director, pursuant to the procedures established by the Nominating and Corporate Governance Committee from time to time. Correspondence intended for the Board or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Corporate Code of Ethics

The Board of Directors of the Company has adopted a Corporate Code of Ethics to: (1) promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest; (2) promote full, fair, accurate, timely and understandable disclosure; (3) promote compliance with applicable laws and governmental rules and regulations; (4) ensure the protection of the Company’s legitimate business interests, including business opportunities, assets and confidential information; and (5) deter wrongdoing. Our Corporate Code of Ethics is available at www.smpcorp.com under “Investor Relations─Governance Documents.”

Director Independence

The Board has affirmatively determined that each member of the Board and Committees of the Board, other than Lawrence I. Sills, Arthur S. Sills and Peter J. Sills, is independent. In making its determination, the Board reviewed the criteria established by the New York Stock Exchange and the Securities and Exchange Commission for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
William H. Turner	$103,000	$87,010	$ ─	$190,010
Pamela Forbes Lieberman	84,500	87,010	9,757	181,267
Frederick D. Sturdivant	84,500	87,010	9,757	181,267
Roger M. Widmann	84,500	87,010	678	172,188
Richard S. Ward	73,000	97,010	─	170,010
Alisa C. Norris	74,500	87,010	─	161,510
Joseph W. McDonnell	73,000	87,010	─	160,010
Arthur S. Sills	15,250	─	17,757	33,007
Peter J. Sills	14,250	─	11,725	25,975

(1)	Includes (a) the cash portion of the annual retainer paid to independent directors, (b) the annual retainer paid to each Chairperson of our Board Committees and to our Presiding Independent Director, and (c) fees for director attendance at Board and Committee meetings.

(2)	Represents the grant date fair value of (a) the Company Common Stock awarded to our independent directors as part of their annual retainer, (b) any portion of the annual cash retainer which any independent director chose to take in Company Common Stock, and (c) shares of restricted stock granted to each independent director.

The grant date fair value of stock awards is computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

The number of shares of Common Stock covered by outstanding (unvested) stock awards and (unexercised) option awards held by each independent director at December 31, 2013 are set forth below:
Name	Outstanding (Unvested) Restricted Stock Awards	Outstanding (Unexercised) Option Awards
William H. Turner	1,000	─
Pamela Forbes Lieberman	1,000	─
Joseph W. McDonnell	1,000	─
Alisa C. Norris	1,000	─
Frederick D. Sturdivant	1,000	─
Richard S. Ward	1,000	2,000
Roger M. Widmann	1,000	─

(3)	Represents the applicable COBRA rates of health benefits provided to any director less contributions paid by such director.

Effective May 16, 2013, the Board modified the independent director compensation program so that the annual cash retainer paid to each independent director was $80,000, of which any portion can be taken in Company Common Stock at the discretion of the director. Prior to such change, the annual cash retainer paid to each independent director was $40,000. In 2013, Mr. Ward elected to receive $10,000 of his cash retainer in Company Common Stock, which is included in the figure for him in the “Stock Awards” column in the Director Compensation table above. In addition, effective May 16, 2013 each affiliated director was entitled to receive an annual cash retainer of $15,000. Prior to such change, the affiliated directors were not entitled to receive a cash retainer.

In addition, in 2013, each independent director received an award of Common Stock valued at $55,000, based on the fair market value of the Company’s Common Stock as of the date of issuance, and a restricted stock award under the 2006 Omnibus Incentive Plan covering 1,000 shares of Common Stock with a grant date fair market value of $32.01, for a total of $32,010. These amounts are included in the “Stock Awards” column in the Director Compensation table above. Independent director restricted stock grants vest one year after the grant date, so long as the director remains continuously in office. In the event of a merger or asset sale, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested. Independent directors are also eligible to receive other types of awards under the 2006 Omnibus Incentive Plan, but such awards are discretionary.

In 2013, William H. Turner received additional annual retainers of $20,000 and $10,000 for his services as our Presiding Independent Director and Chairman of the Audit Committee, respectively. Effective May 16, 2013, each of Pamela Forbes Lieberman and Frederick D. Sturdivant (Co-Chairpersons of the Strategic Planning Committee), Richard S. Ward (Chairman of the Nominating and Corporate Governance Committee), and Roger M. Widmann (Chairman of the Compensation and Management Development Committee) received an additional annual retainer of $10,000 for their services as Chairperson or Co-Chairperson of their respective Committee; previously, the Chairperson retainer was $5,000 for these individuals.

Effective May 16, 2013, meeting fees of the Board and Committees were discontinued; prior to May 16, 2013, non-employee directors received $1,500 for each Board and Committee meeting they attended (plus $1,000 for each additional day for a multi-day meeting). In addition, in 2013 Pamela Forbes Lieberman, Arthur S. Sills, Peter J. Sills, Frederick D. Sturdivant and Roger M. Widmann were covered under the Company’s medical or dental plan. Lawrence I. Sills, being an officer of the Company, received no payment for the fulfillment of his directorial responsibilities (see the Summary Compensation Table for disclosure regarding Lawrence Sills’ executive officer compensation).

In 2013, the Nominating and Corporate Governance Committee engaged the consulting firm, Chernoff Diamond & Co., LLC, to conduct a study of director compensation utilizing comparable peer groups to benchmark the Company’s director compensation program. Based on the results of this study and other available information, effective May 16, 2013, the Board modified director compensation as described above. Prior to the engagement, the Committee considered factors that could affect the independence of Chernoff Diamond & Co., LLC, including any business or personal relationships between the consultant and the members of the Committee, and the fact that the consultant provides no services to the Company other than that which it provides under its engagement with the Committee. Based on this review, the Committee determined that the engagement would not create any conflicts of interest.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a stockholder rights agreement, the Company would seek prior stockholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of stockholders to adopt a stockholder rights agreement before obtaining stockholder approval. If the Board were ever to adopt a stockholder rights agreement without prior stockholder approval, the Board would submit such agreement to stockholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation and Management Development Committee during 2013 were independent directors, and none of them were employees or former employees of the Company. During 2013, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Company’s Compensation and Management Development Committee or Board of Directors.

MANAGEMENT INFORMATION

Our officers, and their ages and positions, are:

Name	Age	Position
Lawrence I. Sills(1)	74	Chairman of the Board and Chief Executive Officer
John P. Gethin(1)	65	President and Chief Operating Officer
James J. Burke(1)	58	Vice President Finance and Chief Financial Officer
Carmine J. Broccole	48	Vice President General Counsel and Secretary
Dale Burks	54	Vice President Global Sales and Marketing
Ray Nicholas	50	Vice President Information Technology and Chief Information Officer
Eric Sills	45	Vice President Global Operations
Thomas S. Tesoro	59	Vice President Human Resources
William J. Fazio	59	Chief Accounting Officer
Robert H. Martin	67	Treasurer and Assistant Secretary

(1)            Member of the Office of Chief Executive.

Lawrence I. Sills has served as our Chief Executive Officer and Chairman of the Board since 2000 and has been a director of the Company since 1986. From 1986 to 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, he served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, each of whom is a director of the Company, and is the father of Eric Sills, our Vice President Global Operations. Mr. Sills holds an MBA from Harvard Business School and a BA from Dartmouth College.

John P. Gethin has served as our President and Chief Operating Officer since 2000. From 1997 to 2000, Mr. Gethin served as our Senior Vice President of Operations. From 1998 to 2003, he served as the General Manager of our Temperature Control Division. From 1995 to 1997, Mr. Gethin was our Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours). Mr. Gethin holds a BBA from Texas Christian University.

James J. Burke has served as our Vice President Finance and Chief Financial Officer since 1999. From 1998 to 1999, Mr. Burke served as our Director of Finance, Chief Accounting Officer. From 1993 to 1997, he served as our Corporate Controller. Mr. Burke has completed an Executive Education program at Ross School of Business, University of Michigan, and holds an MBA from University of New Haven, and a BBA from Pace University.

Carmine J. Broccole has served as our Vice President General Counsel and Secretary since 2006 and was our General Counsel from 2004 to 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP. Mr. Broccole holds a JD from Stanford Law School and a BA from Cornell University, and is a member of the Bars of New York and California.

Dale Burks has served as our Vice President Global Sales and Marketing since January 2013. From November 2011 to January 2013, Mr. Burks served as our Vice President Corporate Sales and Marketing, and from 2006 to November 2011, as our Vice President Temperature Control Division. From 2003 to 2006, Mr. Burks served as our General Manager – Temperature Control Division. From 1984 to 2003, he served in various capacities in our Company including Director – Sales & Marketing, Regional Manager and Territory Manager. Mr. Burks has completed Executive Education programs at Ross School of Business, University of Michigan, and Kellogg School of Management, Northwestern University, and holds a BS from Oregon State University.

Ray Nicholas has served as our Vice President Information Technology since 2006 and as our Chief Information Officer since February 2013. From 1990 to 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division. Mr. Nicholas completed the Automotive Aftermarket Professional program at University of the Aftermarket, Northwood University, and an Executive Education program at University of Virginia, Darden School of Business, and holds a BS from Northeast Louisiana University.

Eric Sills has served as our Vice President Global Operations since January 2013. From 2006 to January 2013, Mr. Sills served as our Vice President Engine Management Division. From 1991 to 2006, Mr. Sills served in various capacities in our Company, most recently as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills and the nephew of Arthur S. Sills and Peter J. Sills. Mr. Sills holds an MBA from Columbia University and a BA from Bowdoin College.

Thomas S. Tesoro has served as our Vice President Human Resources since 2006. From 1999 to 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies. Mr. Tesoro holds a JD from Fordham University School of Law and a BS from Fordham University, and is a member of the Bar of New York.

William J. Fazio has served as our Chief Accounting Officer since 2008. From 2007 to 2008, Mr. Fazio served as our Director, Corporate Accounting. From 2001 to 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio holds an MBA from Hofstra University and a BS from St. John’s University. Mr. Fazio is also a Certified Public Accountant.

Robert H. Martin has served as our Treasurer and Assistant Secretary since 1999. From 1993 to 1999, Mr. Martin served as the Controller of our Engine Management Division. From 1989 to 1993, he was the Division Controller of one of our subsidiaries. Mr. Martin holds a BA from the University of Utah. Mr. Martin is also a Certified Public Accountant.

Office of Chief Executive

The Company has established the Office of Chief Executive to strengthen the executive management structure of the Company. The Office of Chief Executive is primarily responsible for the development of policy, strategy and quality assurance, and the provision of leadership. Its functions also include: (a) supporting and providing timely and quality advice to the Chief Executive Officer; (b) promoting the policies of the Company; and (c) improving communications between management, customers, the Board and stockholders. The Office of Chief Executive is comprised of: (1) Lawrence I. Sills, our Chairman and Chief Executive Officer; (2) John P. Gethin, our President and Chief Operating Officer; and (3) James J. Burke, our Vice President Finance and Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the material components of our compensation program for: Lawrence I. Sills, our Chairman and Chief Executive Officer; John P. Gethin, our President and Chief Operating Officer; James J. Burke, our Vice President Finance and Chief Financial Officer; Dale Burks, our Vice President Global Sales and Marketing; and Eric Sills, our Vice President Global Operations, whom we collectively refer to as our named executive officers.

The Compensation Discussion and Analysis also discusses: (a) our 2013 financial/business performance and our 2013 executive compensation actions; (b) the primary responsibilities of our Compensation and Management Development Committee (referred to as our Compensation Committee); (c) our executive compensation philosophy and the overall objectives of our executive compensation program; (d) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions; (e) the various components of our compensation package and the reasons that we provide each component; (f) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2013; and (g) some additional compensation-related topics.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may, in its discretion, solicit the input of any of our executive officers (including our Chief Executive Officer), any of our other employees, or any independent consultant or advisor.

Summary of 2013 Financial and Business Performance

In 2013, the Company achieved records for sales and profit. Our net sales for 2013 were $983.7 million, an increase of $34.8 million, or 3.7%, compared to $948.9 million in the same period of 2012; and our gross margins, as a percentage of consolidated net sales, increased by 2.1 percentage points to 29.5% in 2013 from 27.4% in 2012. These improvements reflect ongoing positive industry trends (including an aging car population), increased business across all segments including from the CompressorWorks, Forecast Trading and BLD engine controls acquired businesses, and further improvements in our cost reduction efforts and in efficiency in our low cost factories in Mexico and Poland. Our management team contributed significantly to our 2013 performance by, among other things, growing our business through increased sales and acquisitions.

2013 Executive Compensation Actions

Our Compensation Committee took into account a number of factors in determining 2013 compensation, including our financial and business results, individual performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in fiscal year 2013:

•	Established fiscal year 2013 management performance, or management by objective (“MBO”), goals under our annual cash incentive bonus plan, including (a) implementing various revenue growth strategies, including integrating acquired companies, generating new business in the aftermarket, original equipment/original equipment supplier (“OE/OES”) and international markets, and acquiring new product lines and business; and (b) continuing to enhance our talent management program.

•	Awarded base salary pay increases to our named executive officers that reflected the successful completion of individual performance objectives and, in some cases, increased responsibilities.

•	Approved 2013 annual cash incentive MBO bonus payouts in the amount of 155% of target levels.

•	Granted annual awards of restricted stock and performance shares to our named executive officers that were consistent with our compensation philosophy and the Compensation Committee’s assessment of individual performance and expected future contributions.

•	Granted long-term restricted equity awards to certain of our named executive officers as a long-term retention tool.

We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they successfully achieve strategic objectives. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of the Company. We have not engaged in any of the most frequently criticized pay practices such as re-pricing of stock options or SARs without stockholder approval, excessive perquisites or tax gross-ups, or agreements with change-in-control provisions unreasonably favorable to our executives. Our executive compensation policies have enabled the Company to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the 2013 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s 2013 results and achievement of the objectives of our executive compensation program.

Say-on-Pay Vote

In compliance with the Dodd-Frank Act, we included a non-binding, advisory stockholder vote in our 2013 Proxy Statement to approve the compensation paid to our named executive officers in 2012 (referred to as a “say-on-pay” vote).

The say-on-pay proposal was approved by approximately 99% of the votes cast at our 2013 annual meeting of stockholders. The Compensation Committee views this result as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed to achieve our stated goals. We will continue to emphasize pay-for-performance alignment, and our compensation program for the named executive officers reflects this philosophy.

Because our stockholders expressed a preference for an annual say-on-pay vote, at the 2014 Annual Meeting our stockholders have the opportunity to vote on a non-binding, advisory basis, to approve the compensation paid to our named executive officers in 2013.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for, among other things:

•	reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and assessing whether any of the components thereof may present unreasonable risks to the Company;

•	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and

•	administering our equity incentive plans.

Compensation Philosophy and Primary Objectives

Philosophy.  The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management’s strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Compensation Committee’s discretion), perquisites and other benefits.

The Compensation Committee uses its judgment and discretion in establishing compensation and strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. Our contingent long-term performance awards, which may be paid out only at the end of a three-year performance period, reward longer-term financial and operating performance, and our discretionary cash bonuses reward the achievement of annual performance goals.

Objectives.  The Compensation Committee generally considers the following objectives in establishing compensation programs and setting pay levels:

•	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;

•	maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve stockholder return;

•	providing variable compensation incentives directly linked to the performance of the Company and improvement in stockholder return so that executives manage from the perspective of owners with an equity stake in the Company;

•	ensuring that our executives hold Company Common Stock to align their interests with the interests of our stockholders; and

•	ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation.  On an annual basis, the Compensation Committee reviews and approves the compensation of our named executive officers, including the amounts of salary, incentive bonus and equity-based compensation provided to each executive. In determining total executive compensation packages, the Compensation Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total stockholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and exercises its business judgment in determining compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

While the elements of compensation are considered separately, the Compensation Committee also considers the complete compensation package of an individual executive in an effort to ensure that it will be effective in motivating, retaining and incentivizing the executive. In addition, the Compensation Committee determines the appropriate level of our total compensation, and each compensation element, reviewing each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our named executive officers generally participate in the same executive compensation plans and arrangements available to the other executive officers; however, the target performance bonuses of our named executive officers are based solely upon achieving the Company’s short-term and long-term strategic goals.

The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of long-term cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. For example, with respect to our annual restricted stock awards, our Chief Executive Officer is in the first category; our Chief Operating Officer and Chief Financial Officer are in the second category; and our other executives are in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among the executives. Considerations of internal pay equity among executives are also factored into the Compensation Committee’s consideration of the market data and peer group information discussed below with respect to base salary and target bonus compensation.

Benchmarking. In establishing total compensation for our executives, the Compensation Committee generally targets the median of the market, which it considers to be equivalent to the domestic market for executive talent within US industrial companies with gross revenues in the approximate range of $500 million to $1 billion. Our Vice President Human Resources conducts periodic benchmark reviews within the above-referenced market of the aggregate level of executive compensation, as well as the mix of elements used to compensate executive officers at such companies, and provides this market data to the Compensation Committee for its consideration. The Compensation Committee believes that compensation targeted at the median of the market reflects consideration of our stockholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals.

In addition, the Compensation Committee also reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe, such as those from Mercer and Towers Watson. The Compensation Committee may, from time to time, engage an independent consultant to establish comparable peer groups to benchmark the Company’s executive compensation program. However, the Compensation Committee did not engage an independent executive compensation consultant in 2013.

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. The Compensation Committee also reviews this information for context and a frame of reference for decision making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the benchmark job description to which his or her compensation is being compared are also considered.

Role of Management.  The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Chief Executive Officer and our Vice President Human Resources review with the Compensation Committee annual salary, annual incentive plan targets and long-term incentive compensation for each of our executives (excluding the CEO). In addition, following the end of each fiscal year, our Chief Executive Officer evaluates each executive officer’s performance for the prior fiscal year (other than his own performance) and discusses the results of his evaluations with the Compensation Committee. The Chief Operating Officer and Chief Financial Officer also assist in the evaluations for those officers reporting to them. In addition to a consideration of an individual’s attainment of the business goals and objectives established for him by the Compensation Committee for the prior year, the Chief Executive Officer’s evaluation of each executive officer’s performance may be based in part upon subjective factors, including the Chief Executive Officer’s evaluation of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary and target bonus as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Chief Executive Officer, as well as the benchmark and peer group information described above and any other information available to it which it considers relevant. The Compensation Committee discusses the recommendations of the Chief Executive Officer in executive session without any members of management present and may modify the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing annual executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target bonus, and actual bonus paid to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations. As mentioned earlier, the Compensation Committee strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. The Compensation Committee structures our incentive bonus programs and equity award programs as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:

•	The Company’s annual Economic Value Added (“EVA”) incentive bonus program (as more fully described under “Elements of Compensation – Annual Incentive Bonus” below), which measures the year-to-year difference in net operating profit after tax, less a charge for the cost of capital, is designed to align executive compensation to continuous improvements in corporate performance and increases in stockholder value. Bonuses tied to EVA are such that increasing EVA year over year will be favorable for the Company’s stockholders as well as for those executives whose compensation is based on EVA. In addition, an executive’s EVA bonus payout is capped on an annual basis at 200% of the applicable target, no matter how much financial performance exceeds the range established at the beginning of the year, thereby limiting the incentive for excessive risk-taking. However, any EVA bonus in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s EVA performance. In addition, since bonuses tied to EVA are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own bonus compensation through excessive risk taking is constrained.

•	EVA bonuses represent 70% of an executive’s total potential bonus compensation in any year. However, individual performance or management by objective bonuses (“MBO”, as more fully described under “Elements of Compensation – Annual Incentive Bonus” below), which are based upon the achievement of individual goals and objectives, and thus are more susceptible to individual risk taking, represent only 30% of an executive’s total potential bonus compensation, thus reducing the incentive for any executive to take excessive risks.

•	The measures used to determine whether performance share awards vest are based on at least three years of financial performance. The Compensation Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

•	Restricted stock awards generally vest at the end of a three year or longer period and an executive must hold any vested restricted stock for an additional six month period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary. The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or stockholder return. We believe that maintaining base salary amounts generally in the median to 75% range of our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Incentive Bonus. The Compensation Committee utilizes annual incentive cash bonuses to reward each of our executive officers when (1) the executive officer achieves certain individual performance objectives (or MBO goals) and (2) when we achieve certain company-level financial objectives under our EVA program. Our annual cash bonuses are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a three year or longer period of time, provides a significant incentive to our executives to achieve their respective individual objectives and, thus, our company-level objectives. We believe our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Annual target cash incentive bonuses are determined as a percentage of each executive officer’s total cash compensation for the fiscal year. The target bonuses are set at levels that are approximately 28% - 44% of an executive’s expected total cash compensation for the year. They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in annual cash bonus payments at or near the median for target bonus amounts in the market. Actual bonuses may be higher or lower, however, based upon the degree of achievement of MBO and EVA goals.

MBO.  At the beginning of each year, the Compensation Committee reviews and approves a detailed set of individual MBO goals for all executives (which are generally aligned with the Company’s short-term and long-term strategic goals) initially prepared by management. At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Chief Executive Officer, the level of achievement of each MBO goal by each executive during the prior year and the percentage of the target MBO bonus amount to be awarded to each executive. The target MBO bonuses represent 30% of an executive’s total target cash incentive bonus for the applicable year.

EVA.  With respect to company-level financial objectives, the Company utilizes an EVA-based incentive bonus program to align closely executive compensation to continuous improvements in corporate performance and increases in stockholder value. We believe that the principles of an EVA bonus program have a better statistical correlation with the creation of value for stockholders than a bonus program based on performance measures such as return on capital, return on equity, growth in earnings per share, and growth in cash flow. EVA measures the year-over-year difference in net operating profit after tax, less a charge for the cost of capital. EVA recognizes the productive use of capital assets and, therefore, wise, responsible decision-making regarding capital investments. Increasing EVA year over year will be favorable for the Company’s stockholders as well as for those executives whose compensation is based on EVA. The target EVA bonuses represent 70% of an executive’s total target cash incentive bonus for the applicable year.

In order to promote longer-term stockholder improvement and to keep part of an executive’s bonus at risk, the entire EVA bonus only allows up to 200% of the EVA par bonus to be paid in any given year. In addition, to the extent that an executive could have received additional EVA amounts in any given year in excess of 200% of the applicable target, such excess EVA amounts are carried over into the next year’s calculation of an executive’s EVA bonus. However, any carried over EVA bonus is subject to risk of forfeiture depending upon the following year’s EVA performance.

Long-Term Equity Incentive Programs. As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity grants provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity grants is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the three year or longer vesting period. In determining the size of equity grants to our executive officers, the Compensation Committee awards different fixed amounts to our (a) Chief Executive Officer, (b) Chief Operating Officer and Chief Financial Officer, and (c) other executives, in recognition of their differing levels of responsibility. The specific amounts granted are based on recommendations of management, but the Compensation Committee has discretion to award different amounts. The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

Our primary form of equity compensation consists of restricted stock awards and performance share awards. We believe that these awards provide a motivating form of incentive compensation, while permitting us to issue fewer shares than stock options. Because shares of restricted stock have a defined value at the time the restricted stock grants are issued, restricted stock grants are often perceived as having more immediate value than stock options, which have a value less easily determinable when granted. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers two types of restricted stock (standard awards and long-term retention awards) and performance shares generally once per year at a regularly scheduled meeting of the Board. Our 2006 Omnibus Incentive Plan also permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, our Compensation Committee currently intends to grant only restricted stock and performance shares under the Incentive Plan.

Each standard restricted stock award issued under the Incentive Plan is subject to a three year vesting period. Each long-term retention restricted stock award issued under the Incentive Plan is subject to an incremental vesting period based upon the participant reaching the age of 60 (25% vests), 63 (25% vests) and 65 (balance vests). If an executive officer ceases employment before the end of any vesting period, he or she forfeits the entire unvested portion of the restricted stock award. Restricted stock awards may become immediately vested in full in the event of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company. Grants of long-term retention restricted stock awards to participants over the age of 65 are subject to a one year vesting period.

We also award our executive officers performance shares in amounts comparable to the number of shares of standard restricted stock awards issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. In order for the performance shares to be earned, the Company must achieve a certain level of earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three-year performance period covered by the award. A new performance period begins each January 1 and ends three years later on December 31 and, as a result, up to three performance periods may overlap in any given year. The level of earnings from continuing operations is tied to financial goals contained in the Company’s three year strategic plan, which is updated annually. The Compensation Committee selected this performance measure because improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

SERP.  The Company has established a Supplemental Executive Retirement Plan for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments. In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Supplemental SERP.  The Company maintains an unfunded Supplemental SERP for James J. Burke. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. The benefits under this plan are in addition to benefits payable to participants under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan and SERP.

ESOP.  Our executive officers are eligible to receive Company Common Stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six year vesting schedule.

Retiree Medical Benefits. The Company provides a company-funded health reimbursement account for eligible retirees when they attain the age of 65. Of the named executive officers, Lawrence I. Sills, James J. Burke and Dale Burks are eligible to receive benefits under this plan upon retirement. No employee hired after January 1, 1995 is eligible under the plan. In May 2011, the Company announced that it intended to phase out the retiree medical benefits program at the end of 2016.

Compensation Actions in 2013

After careful analysis, the Compensation Committee determined to use the following companies for peer group comparisons in setting 2013 compensation:

Altra Industrial Motion Corp.	LB Foster Co.
American Railcar Industries, Inc.	Park-Ohio Holdings Corp.
CIRCOR International Inc.	Spartan Motors, Inc.
Dorman Products, Inc.	Superior Industries International, Inc.
Drew Industries Inc. Insteel Industries, Inc.	Handy & Harman Ltd. (formerly named WHX Corporation)
Keystone Consolidated Industries, Inc.

In determining executive compensation for fiscal 2013, our Compensation Committee evaluated and made its determinations in the context of the Company’s improved 2012 financial and business performance and the improvement in the business conditions of the automotive aftermarket generally. The Compensation Committee also took into consideration each executive’s successful performance of their respective prior year’s MBO objectives and the Company’s ability to continue to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

Base Salary.  Based on the foregoing, the Compensation Committee approved salary increases for our executives for 2013. In addition, in view of the continued improvement in Company performance and economic conditions, in February 2014 the Compensation Committee raised the salaries of the following named executive officers to the levels indicated: Mr. Lawrence Sills, $530,000; Mr. John Gethin, $420,000; Mr. James Burke, $520,000; Mr. Dale Burks, $435,000; and Mr. Eric Sills, $435,000. These increases were based on the Compensation Committee’s evaluation of the individuals’ contributions to the Company’s successes during 2013, as well as to motivate and assist in the retention of these individuals.

Annual Incentive Bonuses.  For 2013, the Compensation Committee established, among other things, the following MBO goals for our named executive officers: (a) implementing various revenue growth strategies including integrating acquired companies, generating new business in the aftermarket, OE/OES and international markets, and acquiring new product lines and business; and (b) continuing to enhance our talent management program. In February 2014, the Compensation Committee determined that the named executive officers had successfully attained their goals, and a result, the Compensation Committee authorized a payout of MBO bonuses at percentages of 155% of the target bonus amount for 2013.

For 2013, the Compensation Committee established a year-over-year improvement in EVA of $1.7 million and $8.7 million as the target and maximum thresholds, which would result in executive officers receiving an EVA bonus payout at 100% or 200%, respectively, of their respective target amounts. For 2013, there was an approximately $7.2 million incremental improvement in the Company’s EVA, resulting in a 179% EVA bonus earned for our executives. The improvement from year to year was primarily due to increased revenue and gross margins resulting in higher net operating profits after tax. The total 2013 bonus amount is reflected in the Summary Compensation Table.

During 2013, the Compensation Committee modified the EVA program to alleviate executives potentially being penalized with a low (or zero) EVA bonus in a situation in which year-over-year EVA results decreased even though the Company achieved or surpassed its financial goals. The modified EVA program provides that the annual EVA bonus payout will be 100% if the Company meets the financial goals contained in its yearly budget, as approved by the Board of Directors.

Restricted Stock Awards. In October 2013, the Compensation Committee awarded the following shares of restricted stock (standard awards): (a) 2,000 shares to our Chief Executive Officer; (b) 1,875 shares to each of our Chief Operating Officer and Chief Financial Officer; and (c) 1,250 shares to each of our other named executive officers. These restricted stock awards vest after three years. The amount of these restricted stock awards was based upon the Compensation Committee’s subjective evaluation of each executive’s contribution to the Company during 2013, as well as their respective levels of responsibility.

In addition, in October 2013 the Compensation Committee granted an additional award of 5,000 shares of restricted stock (long-term retention awards) to each of Mr. Dale Burks and Mr. Eric Sills. These awards vest in increments when the executive reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests), respectively. The Compensation Committee granted these restricted stock awards as a long-term retention tool and to incentivize executive performance through a long-term capital accumulation award.

Performance Share Awards.  In October 2013, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of standard restricted stock awards issued to such executive, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded to him in 2013, the Company must achieve  earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2013 to December 31, 2015, of at least $214.4 million (i.e., the threshold amount), with a maximum award resulting from achievement of earnings from continuing operations of $321.6 million or more during the specified period.

In 2010, performance shares were awarded to each of our named executive officers in the same amounts as were awarded in 2013, as described above. In order for an executive to receive an actual payout of all or a portion of the 2010 performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2010 to December 31, 2012, of at least $102.1 million (i.e., the threshold amount), with a maximum award resulting from achievement of earnings from continuing operations of $153.2 million or more during the specified period. At the end of the three-year period, the Company exceeded the maximum threshold financial goal during the measuring period, resulting in the issuance of performance shares in 2013 at the maximum payout level of 200%.

Clawback Policy

In March 2011, the Compensation Committee instituted a “clawback” policy with respect to incentive-based compensation. The clawback policy provides that, in the event of a restatement of the Company’s financial results due to a material noncompliance with any financial reporting requirements, the Compensation Committee is entitled to recover from current and former executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financials during the three years preceding the date of the restatement. The Compensation Committee will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Act once the rules implementing the clawback requirements have been finalized by the SEC.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of our stockholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents: (a) six times the base salary, with respect to our Chief Executive Officer, (b) 50 percent of their base salary, with respect to our Chief Operating Officer and Chief Financial Officer, and (c) 30 percent of their base salary, with respect to each of our other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee. We do not allow our executive officers to hedge the economic risk of their stock ownership. We also do not allow our executive officers to pledge their shares of Company Common Stock.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of six months any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes.

Termination-Based Compensation

In December 2001, we entered into change in control or severance agreements with John P. Gethin, our President and Chief Operating Officer, and James J. Burke, our Vice President Finance and Chief Financial Officer. Neither our Chief Executive Officer nor any of our other executive officers has a change in control or severance agreement. As discussed in more detail under “Severance and Change of Control Arrangements” below, Messrs. Gethin and Burke are entitled to certain benefits upon the termination of their respective employment pursuant to Severance Compensation Agreements, Retention Bonus and Insurance Agreements (for Mr. Burke only), and the Supplemental SERP (for Mr. Burke only). These benefits include severance and retention payments, continued health and life insurance coverage for a limited period of time, and additional service credit under the Company’s Supplemental SERP (for Mr. Burke only).

The Compensation Committee initially adopted, and has maintained, these agreements with Messrs. Gethin and Burke because the Compensation Committee believes that such arrangements protect the interests of these senior executives when a potential change of control could affect their job security. In addition, since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of stockholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests, and stay committed to furthering our interests, even if we were to consider a transaction that resulted in a change of control.

In addition, as discussed in more detail under “Severance and Change of Control Arrangements” below, each of our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. As stated previously, our 2006 Omnibus Incentive Plan contains provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Compensation Committee’s preference to qualify its executives’ compensation for deductibility under applicable tax laws, but deductibility is only one of many factors taken into consideration. In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, our executives are also offered broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, 401(K) Capital Accumulation Plan/Profit Sharing plan, and ESOP.

Cautionary Statement

            The information appearing in this Compensation Discussion and Analysis, and elsewhere in this Proxy Statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance stockholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

REPORT OF THE COMPENSATION
AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation and Management Development Committee

Roger M. Widmann (Chairman)	Frederick D. Sturdivant
Pamela Forbes Lieberman	William H. Turner
Joseph W. McDonnell	Richard S. Ward
Alisa C. Norris

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth the annual compensation paid by the Company during fiscal 2013, 2012 and 2011 to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as defined in the regulations of the Securities and Exchange Commission (the “Named Executive Officers”).

Summary Compensation Table for 2013

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (5)	Total
Lawrence I. Sills	2013	$518,000	$	─	$125,560	$686,640	$	─	$95,071	$1,425,271
Chief Executive Officer and	2012	503,000		─	67,240	615,019		─	125,468	1,310,727
Chairman of the Board	2011	488,000		─	50,880	715,882		─	114,285	1,369,047

John P. Gethin	2013	$410,000	$	─	$117,713	$364,838	$	─	$68,679	$961,230
President and	2012	400,000		─	63,038	374,200		─	99,808	937,046
Chief Operating Officer	2011	568,000		868,000	47,700	565,170		─	115,757	2,164,627

James J. Burke	2013	$500,000	$	─	$117,713	$514,980		$521,252	$98,116	$1,752,061
Vice President Finance and	2012	475,000		─	63,038	431,571		939,635	118,330	2,027,574
Chief Financial Officer	2011	463,000		─	47,700	480,395		1,539,487	104,610	2,635,192

Dale Burks	2013	$420,000	$	─	$220,875	$283,239	$	─	$48,697	$972,811
Vice President Global	2012	403,000		─	114,925	144,912		─	63,801	726,638
Sales and Marketing	2011	368,000		─	86,900	206,241		─	64,878	726,019

Eric Sills	2013	$395,000	$	─	$220,875	$266,073	$	─	$57,952	$939,900
Vice President	2012	363,000		─	114,925	161,524		─	70,812	710,261
Global Operations	2011	328,000		─	86,900	236,600		─	64,515	716,015

(1)	The amount in this column represents the retention bonus earned by Mr. Gethin pursuant to his Retention Bonus and Insurance Agreement. See “Severance and Change of Control Arrangements—Retention Bonus and Insurance Agreements” below.

(2)	The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with ASC Topic 718 for restricted stock awards and performance share awards. The fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome. Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2013, 2012, and 2011, respectively: (a) $62,780, $33,620, and $25,440 for Mr. Lawrence Sills; (b) $58,856, $31,519 and $23,850, for each of Messrs. John Gethin and James Burke; and (c) $39,238, $21,013 and $15,900 for each of Messrs. Dale Burks and Eric Sills. The amounts listed in the table do not reflect whether the Named Executive Officers have actually realized a financial benefit from these awards. In particular, the performance shares awarded to each of the Named Executive Officers in 2008 were not actually issued to these persons in 2011, since the Company did not meet the applicable performance thresholds. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(3)	The amounts in this column constitute annual cash incentive bonus awards. See “Grants of Plan-Based Awards” below for more information regarding annual incentive bonus awards.

(4)	We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects pension accruals only. The amounts shown are attributable to the change in the actuarial present value of the accumulated benefit under our Supplemental SERP on a year-over-year basis. Mr. Burke is the only participant in the Supplemental SERP.

(5)	The amounts in this column represent (a) car allowances for leased automobiles, (b) Company contributions to the 401(K) Capital Accumulation Plan/Profit Sharing Plan, ESOP and SERP programs on behalf of the Named Executive Officers, and (c) Company payments for life insurance premiums for Mr. Burke. The Company contributions that were earned in 2013 (but paid in March 2014) into the individual SERP accounts of Messrs. Lawrence Sills, John Gethin, James Burke, Dale Burks and Eric Sills were $72,876, $43,924, $54,080, $25,723 and $25,026, respectively. Excluding the SERP contributions, the amount attributable to each perquisite for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to stock awards granted to the Named Executive Officers during 2013.

Grants of Plan-Based Awards for 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (3)	Grant Date Fair Value (4)
Lawrence I. Sills	10/8/13	─	─	─	1,000	2,000	4,000	─	$62,780
10/8/13		─	─	─	─	─	─	2,000	62,780
		$0	$400,000	$800,000	─	─	─	─	─

John P. Gethin	10/8/13	─	─	─	938	1,875	3,750	─	$58,856
10/8/13		─	─	─	─	─	─	1,875	58,856
		$0	$208,000	$416,000	─	─	─	─	─

James J. Burke	10/8/13	─	─	─	938	1,875	3,750	─	$58,856
10/8/13		─	─	─	─	─	─	1,875	58,856
		$0	$300,000	$600,000	─	─	─	─	─

Dale Burks	10/8/13	─	─	─	625	1,250	2,500	─	$39,238
10/8/13		─	─	─	─	─	─	1,250	39,238
10/8/13		─	─	─	─	─	─	5,000	142,400
		$0	$165,000	$330,000	─	─	─	─	─

Eric Sills	10/8/13	─	─	─	625	1,250	2,500	─	$39,238
10/8/13		─	─	─	─	─	─	1,250	39,238
10/8/13		─	─	─	─	─	─	5,000	142,400
		$0	$155,000	$310,000	─	─	─	─	─

(1)	Represents possible threshold, target and maximum payout levels for fiscal 2013 under our cash incentive MBO and EVA bonus programs. Bonuses paid to the Named Executive Officers are dependent on the level of achievement of certain individual and company performance objectives. The actual bonuses paid to each Named Executive Officer for 2013 are reported in the Summary Compensation Table for 2013 above. Additional information regarding our cash incentive bonus program is included in “Compensation Discussion and Analysis” above.

(2)	These columns reflect threshold, target and maximum payout levels for performance share awards granted under our 2006 Omnibus Incentive Plan. The performance share awards have a three year vesting period and performance target goals relating to the Company’s earnings from continuing operations before taxes, excluding special items, measured at the end of a three year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, these performance shares will not be issued. Performance shares were issued to the Named Executive Officers in 2013 at the maximum payout level with respect to the performance share awards granted in 2010, because the Company achieved the applicable financial goals for the 2010-2012 measuring period. Holders of performance share awards are not entitled to stockholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our 2006 Omnibus Incentive Plan is included in the “Compensation Discussion and Analysis” section above.

(3)	This column reflects the number of shares of both standard and long-term retention restricted stock awards issued under our 2006 Omnibus Incentive Plan. Shares of restricted stock have a three year or longer vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire unvested portion of the restricted stock award will be forfeited. See related discussion in “Compensation Discussion and Analysis” above. These awards are also described in “Outstanding Equity Awards at Fiscal Year-End” below.

(4)	The ASC Topic 718 per share value of the standard restricted stock and long-term retention restricted stock awards granted on October 8, 2013 is $31.39 per share and $28.48 per share, respectively.

The following table summarizes the equity awards that we have made to our Named Executive Officers, which awards were outstanding as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End for 2013

		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Lawrence I. Sills	9/20/2011	2,000	$73,600	2,000	$73,600
10/9/2012		2,000	$73,600	2,000	$73,600
10/8/2013		2,000	$73,600	2,000	$73,600

John P. Gethin	9/20/2011	1,875	$69,000	1,875	$69,000
10/9/2012		1,875	$69,000	1,875	$69,000
10/8/2013		1,875	$69,000	1,875	$69,000

James J. Burke	9/20/2011	1,875	$69,000	1,875	$69,000
10/9/2012		1,875	$69,000	1,875	$69,000
10/8/2013		1,875	$69,000	1,875	$69,000

Dale Burks	9/20/2011	1,250	$46,000	1,250	$46,000
9/20/2011		5,000	$184,000	—	—
10/9/2012		1,250	$46,000	1,250	$46,000
10/9/2012		5,000	$184,000	—	—
10/8/2013		1,250	$46,000	1,250	$46,000
10/8/2013		5,000	$184,000	—	—

Eric Sills	9/20/2011	1,250	$46,000	1,250	$46,000
9/20/2011		5,000	$184,000	—	—
10/9/2012		1,250	$46,000	1,250	$46,000
10/9/2012		5,000	$184,000	—	—
10/8/2013		1,250	$46,000	1,250	$46,000
10/8/2013		5,000	$184,000	—	—

(1)	Shares of standard restricted stock generally vest on the third anniversary of the date of grant, except that the 5,000 shares of long-term retention restricted stock granted to Mr. Burks and Mr. Eric Sills on September 20, 2011, October 9, 2012 and October 8, 2013 vest in increments upon the executive reaching 60 (25% vests), 63 (25% vests) and 65 (balance vests) years of age. Performance shares vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three year measuring period. Please refer to “Compensation Discussion and Analysis” above for additional information regarding equity awards granted under our 2006 Omnibus Incentive Plan.

(2)	The market value is based on the closing price of the Company’s Common Stock of $36.80 per share as of December 31, 2013.

The following table provides additional information relating to the vesting of standard restricted stock and performance shares previously granted to the Named Executive Officers during the year ended December 31, 2013. None of the Named Executive Officers have outstanding options to purchase shares of Company Common Stock.

Option Exercises and Stock Vested for 2013
	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Lawrence I. Sills	6,000	$190,980

John P. Gethin	5,625	$179,044

James J. Burke	5,625	$179,044

Dale Burks	3,750	$119,363

Eric Sills	3,750	$119,363

(1)	The market value of the restricted stock and the performance shares is based on the closing price of the Company’s Common Stock on the vesting date of such stock awards, which was $31.83 per share on September 20, 2013.

The following table shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our Supplemental SERP as of December 31, 2013.

Pension Benefits for 2013

Name	Plan Name (1)	Number of Years Credited Services (2)	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Lawrence I. Sills	—	—	—	—

John P. Gethin	—	—	—	—

James J. Burke	Supplemental SERP	34	$5,122,520	$0

Dale Burks	—	—	—	—

Eric Sills	—	—	—	—

(1)	The Supplemental SERP is an unfunded supplemental retirement program for eligible employees. Mr. Burke is presently the only participant in the Supplemental SERP. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. See “Compensation Discussion and Analysis” above and “Severance and Change of Control Arrangements—Supplemental SERP” below for additional information.

(2)	The number of years of credited service reflects the Named Executive Officer’s actual service with us. We do not credit additional years of service under the Supplemental SERP, other than as may be required under the terms of the Severance Compensation Agreement with Mr. Burke. See “Severance and Change of Control Arrangements” for additional information regarding the Severance Compensation Agreement.

(3)	The amounts reflected in this column represent the benefit the Named Executive Officer has accrued based upon his salary and the number of years of credited service as of December 31, 2013.

The following table shows the aggregate earnings and balances for each of our Named Executive Officers under our Supplemental Executive Retirement Plan as of December 31, 2013.

Nonqualified Deferred Compensation for 2013

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE
Lawrence I. Sills	$585,628	$95,822	$284,955	$—	$4,578,077

John P. Gethin	—	70,730	167,724	—	1,181,874

James J. Burke	—	72,236	143,491	—	613,599

Dale Burks	—	35,530	38,817	—	201,704

Eric Sills	—	34,575	12,674	—	94,447

(1)	The amounts shown in this column reflect amounts contributed in 2013.

(2)	Earnings are not above market and therefore are not reportable in the Summary Compensation Table. See “Severance and Change of Control Arrangements—Supplemental Executive Retirement Plan (SERP)” below for further information.

The following table presents a summary of shares of Company Common Stock that may be issued under our existing equity plans.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	647,475	(2)	$19.28	777,225
Equity compensation plans not approved by security holders	─		─	─

All plans	647,475	(2)	$19.28	777,225

(1)	Represents shares of the Company’s Common Stock issued or issuable (a) under the 2006 Omnibus Incentive Plan and (b) upon exercise of options outstanding under our 2004 Omnibus Stock Option Plan and 2004 Independent Outside Directors’ Stock Option Plan.

(2)	This amount includes options to purchase 16,875 shares of the Company’s Common Stock issuable under our several stock option plans and 630,600 shares covered by outstanding unvested awards of restricted stock issued, and performance shares issuable, under our 2006 Omnibus Incentive Plan.

Severance and Change of Control Arrangements

Severance Compensation Agreements

In December 2001, the Company entered into Severance Compensation Agreements with each of John P. Gethin and James J. Burke. The agreements provide that if a change in control of the Company occurs and, within 12 months thereafter, the executive’s employment is terminated by the Company without cause or by the executive for certain specific reasons, then the executive will receive severance payments and certain other benefits. The specific reasons which allow the executive to resign and receive the benefits are: (1) a reduction or change in status, position or reporting responsibility; (2) a reduction in the executive’s annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If the executive resigns for one of the specific reasons, or is terminated without cause, the executive will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of 36 months in group medical, dental and/or life insurance plans; (3) an immediate three years of additional service credit for all purposes under the Company’s Supplemental SERP and any other applicable welfare plans; (4) exclusive use of a company automobile for the duration of the lease then in effect; and (5) outplacement services.

For purposes of these agreements, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; or (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Retention Bonus and Insurance Agreements

In December 2006, the Company entered into a Retention Bonus and Insurance Agreement with James J. Burke, which agreement provides, among other things, that (1) Mr. Burke will remain an employee of the Company for a term of not less than three additional years after he reaches the age of 60 (the “Extension Period”); (2) Mr. Burke will receive additional compensation comprised of one year’s salary plus any applicable bonus at par payable in a lump sum; and (3) Mr. Burke will receive an extension of his life insurance policy during the Extension Period. The additional compensation payable under such agreement would be forfeited in the event that Mr. Burke’s employment is terminated for any reason, other than a disability, in which case Mr. Burke would be entitled to a pro rata bonus calculated as provided in the agreement.

Supplemental Executive Retirement Plan (SERP)

The Company has established a Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period of time, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred. Upon a change of control event, each participant’s account shall be fully vested.

Supplemental SERP

The Company maintains an unfunded Supplemental SERP for James J. Burke. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. The benefits under the Supplemental SERP are in addition to benefits payable to participants under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan and SERP. Benefits under the Supplemental SERP will be paid from general corporate funds in the form of a lump sum and are not subject to any deduction for Social Security or other offset amounts.

Retiree Medical Benefits

The Company provides a company-funded health reimbursement account for eligible retirees who have attained the age of 65. Lawrence I. Sills, James J. Burke, and Dale Burks are the only Named Executive Officers eligible to receive benefits under this program. In May 2011, the Company announced that it intended to phase out the retiree medical benefits program at the end of 2016.

2006 Omnibus Incentive Plan

As previously discussed under “Compensation Discussion and Analysis” above, we grant our Named Executive Officers shares of restricted stock. Under the terms of the 2006 Omnibus Incentive Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Incentive Plan, a “change of control” means any of the following events:

(a)	Any person, other than certain designated persons, becomes the beneficial owner of 20% or more of the total voting stock of the Company;

(b)	Individuals who constituted the Board as of May 16, 2013 cease for any reason to constitute at least a majority of the Board, other than in certain circumstances;

(c)	Consummation of a reorganization, merger, or consolidation of the Company or a sale or other disposition of all or substantially all of the assets of the Company, in each case unless, (i) the beneficial owners of the Company before such event hold less than 50% of the voting stock after such event; (ii) no person beneficially owns, directly or indirectly, 20% or more of the total voting stock of the successor entity, except to the extent that such ownership existed prior to the business combination; and (iii) at least a majority of the members of the board of directors of the successor entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such business combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The following table shows the estimated benefits payable to our Named Executive Officers following both a change in control of the Company and a hypothetical termination of employment as of December 31, 2013 under the severance and change in control arrangements discussed immediately above.

Estimated Benefits upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount (1)	Retention Agreement Amount (2)	SERP Amount (3)	Supplemental SERP Amount (4)	Early Vesting of Restricted Stock (5)	Other (6)	Total
Lawrence I. Sills	─	─	$4,578,077	─	$220,800	$19,246	$4,818,123
John P. Gethin	$1,854,000	─	1,181,874	─	207,000	113,114	3,355,988
James J. Burke	2,400,000	$0	613,599	$7,443,122	207,000	138,715	10,802,436
Dale Burks	─	─	201,704	─	874,000	─	1,075,704
Eric Sills	─	─	94,449	─	874,000	─	968,449

(1)	This amount represents three times the sum of the executive officer’s 2013 base salary and standard bonus and is payable over a two year period on a semi-monthly basis.

(2)	Mr. Burke would not have been entitled to any payments under this agreement at December 31, 2013.

(3)	This amount represents contributions under the SERP that would have been made upon a change of control. Absent a change of control, if the executive officer retired or was terminated at December 31, 2013, this amount would have been paid either in a lump sum or over a period of time, at the election of the officer.

(4)	This amount represents a payout under the Supplemental SERP, inclusive of the benefit of any additional service credit provided under the Severance Compensation Agreement which would have been payable in a lump sum upon termination following a change of control. Absent a change of control, the payout of this amount upon the termination of Mr. Burke without cause would have been $5,582,341.

(5)	This amount represents the closing price of our Common Stock on December 31, 2012 of $36.80 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Mr. Lawrence Sills – 6,000 shares; Mr. John Gethin and Mr. James Burke – 5,625 shares; and Mr. Dale Burks and Mr. Eric Sills – 23,750 shares. Absent a change of control, if Mr. Lawrence Sills resigned or retired at December 31, 2013, his restricted stock award would immediately vest under the terms of the award because Mr. Lawrence Sills has reached the age of 65.

(6)	For Messrs. John Gethin and James Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement. For Mr. Lawrence Sills this amount represents post-retirement medical benefits, the present value of such amount is included above.

Risk Considerations in our Compensation Program

Our Compensation and Management Development Committee has analyzed the concept of risk as it relates to our compensation program for all employees. The Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our Named Executive Officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:

•	We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. For short-term performance, our cash EVA-based bonus is awarded based on the Company’s achievement of financial improvement. For long-term performance, our restricted stock and performance share awards vest over three years or a longer period of time.

•	We cap our annual MBO and EVA bonus payouts at 200% of the applicable target, which we believe also mitigates excessive risk taking by limiting payouts. Moreover, any EVA bonus in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s EVA performance. With respect to EVA bonus payouts, since bonuses tied to EVA are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy relating to the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% or greater stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related party transactions be disclosed to the Nominating and Corporate Governance Committee (with respect to directors) or the Audit Committee (with respect to executive officers). The applicable Committee then reviews the material facts of such related party transactions and either approves or disapproves of the entry into or ratifies the related party transaction. In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related party transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board or (2) the transaction involves compensation approved by the Company’s Compensation and Management Development Committee. No director shall participate in any discussion or approval of a transaction for which he or she is the related party.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is comprised of seven directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Committee met four times in 2013 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee also reviewed with KPMG LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Committee discussed with KPMG LLP the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

William H. Turner, Chairman	Frederick D. Sturdivant
Pamela Forbes Lieberman	Richard S. Ward
Joseph W. McDonnell	Roger M. Widmann
Alisa C. Norris

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

To be considered for inclusion in next year’s Proxy Statement pursuant to the provisions of Rule 14a-8 of the Exchange Act, stockholder proposals must be received at the Company’s offices no later than the close of business on December 16, 2014. Proposals should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

For any stockholder proposal that is not submitted for inclusion in the next year’s Proxy Statement, but is instead sought to be presented directly at the 2015 annual meeting, rules of the Securities and Exchange Commission permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on February 27, 2015, and advises stockholders in the 2015 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 27, 2015. Notice of intention to present proposals at the 2015 annual meeting should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

FORM 10-K

The Company’s 2013 Annual Report has been mailed to stockholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is included in the 2013 Annual Report and will also be furnished to any stockholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2013 Annual Report is also available at our website at www.smpcorp.com under “Investor Relations – Financial Reporting – Annual Reports.”

OTHER MATTERS

On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named by proxy to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

Carmine J. Broccole
Vice President General Counsel
and Secretary

Dated: April 15, 2014

STANDARD MOTOR PRODUCTS, INC. 37-18 NORTHERN BOULEVARD LONG ISLAND CITY, NY 11101
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72917-P46276 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANDARD MOTOR PRODUCTS, INC.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR all of the following nominees:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Pamela Forbes Lieberman
02) Joseph W. McDonnell
03) Alisa C. Norris
04) Arthur S. Sills
05) Lawrence I. Sills
06) Peter J. Sills
07) Frederick D. Sturdivant
08) William H. Turner
09) Richard S. Ward
10) Roger M. Widmann

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3. Approval of non-binding, advisory resolution on the compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

STANDARD MOTOR PRODUCTS, INC.
Annual Meeting of Stockholders
May 15, 2014 at 4:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of STANDARD MOTOR PRODUCTS, INC. (the "Company") hereby appoint(s) LAWRENCE I. SILLS, JOHN P. GETHIN and JAMES J. BURKE as Proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on this Proxy, all of the shares of the Company's Common Stock held of record by the undersigned on April 4, 2014 at the Annual Meeting of Stockholders of the Company, to be held at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, on May 15, 2014, or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2 AND 3. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side